EXHIBIT 99.1

                      PRESS RELEASE DATED OCTOBER 11, 2001

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GASCO
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ENERGY


NEWS RELEASE
7:00 AM EDT
OCTOBER 11, 2001

                GASCO ENERGY PROVIDES UPDATE ON WYOMING ACTIVITY

DENVER - October 11, 2001 - (PR Newswire) Gasco Energy, Inc. (OTCBB: GASE) today provided an update on its lease acquisition and exploration activities in Wyoming. The Company announced on October 4, 2001 the signing of an umbrella Exploration Agreement with Burlington Resources (NYSE: BR) to explore and potentially develop a 332,000 acre Area of Mutual Interest (AMI) in Wyoming's Greater Green River Basin. Included in the AMI is Gasco's 36,200 gross acre leasehold position and its options to acquire an additional 14,780 acres. Gasco's working interest, prior to Burlington earning any of Gasco's acreage pursuant to the Exploration Agreement, is in excess of 80%.

Gasco spent the last five months acquiring its acreage and options and drilling wells to hold key acreage in the Greater Green River Basin. Total capital expenditures for these activities were approximately $5 million. During this time, three shallow wells were drilled for the purpose of holding units and earning expiring leasehold. These wells tested only the Ft. Union and Upper Lance formations. They did not evaluate the deeper, high-potential Middle and Lower Lance formations that are prolific producers in the nearby Jonah Field and Pinedale Anticline area. Gasco and Burlington are targeting these deeper formations with their ongoing seismic and exploration activities.

Mark Erickson, Gasco Energy President and CEO said: "Regardless of a company's size, owning strategic leasehold acreage is the key to any successful oil and gas operation. Investors and the nation are coming to grips with the importance of a ready supply of energy feedstock - especially natural gas. How important is natural gas as an energy source and the independent oil and gas companies that drill for this fuel? Independents produce more than 80% of U.S. daily consumption. In 2000, permits were granted to drill 2,000 wells in Colorado, compared to 50,000 housing permits. A strong domestic natural gas industry


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GASCO
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ENERGY

is necessary to reduce our dependence on imported oil, and provide the base energy feedstock to fuel our economy."

About Gasco Energy
Gasco Energy is a Denver-based natural gas and oil exploitation and development company that focuses on natural gas rich prospects in the Rocky Mountain area of the United States. The Company currently holds interest in more than 150,000 gross acres in Utah and has an Area of Mutual Interest agreement on 332,000 acres in the Greater Green River Basin of Wyoming. Go to WWW.GASCOENERGY.COM to learn more about Gasco Energy, Inc.

Forward-looking statements
Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

Contacts:

Contacts for Gasco Energy Inc.:
Media:
Mark Erickson, President
King Grant, Chief Financial Officer
(303) 483-0044
Investors:
Peter Forward
(800) 645-9254
Website: www.gascoenergy.com


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